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                                                                 EXHIBIT 10.4(b)

                                                         602 Office Center Drive
                                                                 Fort Washington
                                                           Upper Dublin Township
                                                 Montgomery County, Pennsylvania

                           PURCHASE AND SALE AGREEMENT

                                 by and between

                           B&R INVESTMENTS (PA), L.P.

                       a Pennsylvania Limited Partnership

                                    as Seller

                                       and

                            MIDLANTIC PARTNERSHIP, LP

                         a Delaware Limited Partnership

                                 or its nominee

                                  as Purchaser

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                           PURCHASE AND SALE AGREEMENT

1.    PARTIES.

      This Purchase and Sale Agreement (this "CONTRACT" or "AGREEMENT") is made between B&R INVESTMENTS (PA), L.P., a Pennsylvania limited partnership ("SELLER"), and MIDLANTIC PARTNERSHIP, LP, a Delaware limited partnership or its nominee ("PURCHASER") as of July 21, 2005 (the "EFFECTIVE DATE").

2.    PROPERTY.

      On the terms and conditions stated in this Contract, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the "PROPERTY"):

      2.1 LAND. Seller's interest in and to all of that certain tract of land located at 602 Office Center Drive, Fort Washington, Upper Dublin Township, Montgomery County, Pennsylvania, subject to the existing condominium regime, and described more particularly in EXHIBIT A attached hereto and incorporated herein by reference, together with all of Seller's right, title and interest appurtenant to such land, including, without limitation, all of Seller's right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed pertaining thereto, (iii) all easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, and utility, and solar rights pertaining thereto (collectively, the "LAND").

      2.2 IMPROVEMENTS. The office buildings and all other improvements and structures constructed on the Land (collectively, the "IMPROVEMENTS"). The Land and Improvements are referred to herein as the "REAL PROPERTY."

      2.3 PERSONAL PROPERTY. All of Seller's right, title and interest, if any, in the following additional property ("PERSONAL PROPERTY"):

            2.3.1. TANGIBLE PROPERTY.

                  (i) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements,

                  (ii) maintenance equipment and tools owned by Seller, located on the Land and used exclusively in connection with the Improvements,

                  (iii) site plans, surveys, plans and specifications, marketing materials and floor plans in Seller's possession which relate exclusively to the Real Property,

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                  (iv) all signs, supplies, appliances, security systems,
decorations, furniture, furnishings, machinery, landscaping and other tangible personal property owned by Seller, located at and/or used in connection with the leasing, management, operation, maintenance and/or repair of the Property,

                  (v) pylons and other signs located on the Land, and

                  (vi) other tangible property of every kind and character owned by Seller and located in or on the Real Property (collectively, the "TANGIBLE PROPERTY").

            2.3.2. LEASE RIGHTS. Leases and rental agreements with tenants occupying space in the Improvements (the "LEASES"), and any guaranties or other security applicable thereto and all security deposits, advance rental, or like payments, if any, held by Seller in connection with the Leases.

            2.3.3. OTHER CONTRACT RIGHTS. To the extent assignable or transferable, only the contracts or agreements as set forth on the Certification of Operating Contracts (collectively, the "CONTRACT RIGHTS") related to the Real Property, Tangible Property or Leases (other than insurance policies), including, without limitation, Seller's interest in all management, employment, maintenance, construction, commission, architectural, parking, telecommunication, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Tangible Property, or Leases (collectively, the "OPERATING CONTRACTS") and that Purchaser elects to assume by delivery of written notice to Seller of Purchaser's Contract Assumption Notice as set forth in Exhibit "D" within ten (10) days of the receipt of the Assumption Approval as set forth in Section 9.1(a) below.

            2.3.4. PERMITS. To the extent assignable or transferable, all permits, licenses, certificates of occupancy, and governmental approvals which relate to the Real Property, Tangible Property, Leases, the Contract Rights or the Operating Contracts (collectively, the "PERMITS" and any pending applications thereon or the renewal thereof).

            2.3.5. CLAIMS AND AWARDS. Any pending or future award made with respect to condemnation of the Land or Improvements, any award or payment for damage to the Real Property or claim or cause of action against third parties for damage, injury or loss with respect to the ownership, maintenance and operation of the Real Property.

            2.3.6. BOOKS AND RECORDS. Any and all data, books and records related to the Property and the operations of the Property, including without limitation, clients and tenant lists, market reports, operations manuals, service and warranty records, correspondence and property tax records.

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3.    PURCHASE PRICE.

      3.1 PAYMENT. The purchase price (the "PURCHASE PRICE") for the Property will be the sum of Twenty Two Million Dollars ($22,000,000.00) The Purchase Price will be payable in accordance with Sections 4 and 9 hereof. The cash portion of the Purchase Price will be payable by wire transfer of US Dollar funds immediately available at the Closing (hereinafter defined).

4.    CONSIDERATION.

      4.1 DEPOSIT NOTE AND TITLE COMPANY. Within three (3) business days after the execution of this Contract by all parties hereto, Purchaser will deposit with First American Title Insurance Company (the "TITLE COMPANY"), as earnest money, a non interest bearing demand promissory note payable to Seller in the amount of One Million One Hundred Thousand Dollars ($1,100,000.00) representing five percent (5%) of the Purchase Price (the "DEPOSIT NOTE").

                  4.1 (a) The Purchase Price, plus or minus other adjustments required under this Agreement, shall be paid at Closing by (i) assumption of the existing loan which is secured by a mortgage on the Property (the "EXISTING LOAN"), and (ii) the balance of the Purchase Price, after crediting the principal balance and accrued interest of the Existing Loan as of Closing, by wire transfer of funds in such amount in accordance with the written instructions delivered by Seller to Purchaser at least two (2) business days prior to Closing.

      4.2 APPLICATION OF DEPOSIT NOTE. The Deposit Note shall be in the form of Exhibit "B" attached hereto. The Deposit Note shall be cancelled (i) at the time of Closing or (ii) upon the occurrence of a material default by Seller or the failure of a condition precedent to Purchaser's obligation to close hereunder. Upon the occurrence of a material default by Purchaser which leads to the termination of this Agreement, the Deposit Note shall be delivered by Escrow Agent to Seller, and the Deposit Note shall constitute liquidated damages, as set forth in Section 10.2 hereof.

      4.3 DISPUTE AS TO DEPOSIT NOTE. In the event of a dispute with respect to the right to receive the Deposit Note, the Title Company may deliver the Deposit
Note into a court of competent jurisdiction located within the State within which the Property is located in an interpleader proceeding. All attorneys' fees and costs and Title Company's costs and expenses incurred in connection with such interpleader will be assessed against the party that is not awarded possession of the Deposit Note.

5.    TITLE AND SURVEY.

      5.1 STATE OF TITLE TO BE CONVEYED. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by a Special Warranty Deed (as hereinafter more particularly set forth), free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for those items identified in the owner's title insurance commitment and not contained in the Purchaser's Title and Survey Objections as defined below .

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            5.1.1. Purchaser has received an owner's title insurance commitment
(the "TITLE COMMITMENT") and copies of certain of the title exception documents referred to therein from the Seller and Purchaser will deliver to Seller within ten (10) business days from the Effective Date d written notice to Seller identifying the title exception documents referred to in the title commitment not received by Purchaser ("EXCEPTION NOTICE"). Within Forty -five (45) days after the Effective Date, Seller will send to Purchaser a copy of an updated survey for the Property (the "SURVEY") and copies of the title exception documents contained in the Exception Notice . Within ten (10) business days after Purchaser's receipt of the updated survey for the Property and any previously identified missing title exception documents ("OBJECTION PERIOD"), Purchaser shall notify Seller in writing of any objections it has to the state of title or survey of the Property ("PURCHASER'S TITLE AND SURVEY OBJECTIONS"). Upon the expiration of the Objection Period, except for Purchaser's Title and Survey Objections, Purchaser shall be deemed to have accepted the form and substance of the title commitment and the Survey (the accepted Title Commitment and the accepted Survey shall hereinafter be referred to as the "ACCEPTED TITLE")

            5.1.2. Seller shall take any reasonable steps or bring any reasonable action or proceeding to eliminate or modify any of Purchaser's Title and Survey Objections, provided that Seller shall in no event be obligated to expend sums in excess of $100,000.00 in connection with the elimination or removal of any Purchaser's Title and Survey Objections. In addition, Seller shall pay off or bond at Closing, as the case may be, to the extent of the net proceeds available at Closing, any mortgages on the Property, other than any Existing Loan being assumed by Purchaser pursuant to Section 4.1(a) hereof, other monetary liens or monetary encumbrances against the Property, mechanic's liens for work requested by Seller (as opposed to tenants of the Property), and any judgments and federal tax liens against Seller. Seller, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser's Title and Survey Objections to Purchaser's reasonable satisfaction prior to the Closing Date or within such additional period of time (up to thirty (30) days in the aggregate thereafter), for which Seller shall have the right to adjourn the Closing. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser's Title and Survey Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice to Purchaser of those objections Seller will not attempt or be able to cure ("SELLER'S NOTICE") within ten (10) business days after Seller's receipt of Purchaser's Title and Survey Objections. Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice to Seller of Purchaser's election to terminate this Agreement (the "TERMINATION NOTICE") by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement), or (ii) five (5) business days after receipt of Seller's Notice, time being of the essence to the giving of Purchaser's notice or (y) proceed to Closing without adjustment to the Purchase Price. If Purchaser shall duly issue the Termination Notice, then this Agreement shall thereupon terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit Note, together with reimbursement for its reasonable third party out-of-pocket costs (not in excess of $10,000), and neither party shall have any obligation hereunder other than the Surviving Obligations.

            5.1.3. Purchaser may, at or prior to Closing, notify Seller in writing of any objection to title (i) raised by the Title Company between the expiration of the Objection Period and the Closing and (ii) not disclosed by the Title Company or otherwise known to Purchaser

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prior to the expiration of the Objection Period; provided that Purchaser must notify Seller of such new objection to title within two (2) business days of being made aware of the existence of such matter. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser's Title and Survey Objections under
Section 5.1.2 above.

6.    DUE DILIGENCE.

      6.1 ITEMS TO BE DELIVERED BY SELLER. Seller, at Seller's sole cost and expense, has delivered to Purchaser the following items:

            6.1.1. OPERATING CONTRACTS. Copies of all of the Operating Contracts, as they may have been modified, supplemented or amended along with a list of all Operating Contracts certified by Seller (the "CERTIFICATION OF OPERATING CONTRACTS").

            6.1.2. LEASES. Copies of all of the Leases along with a rent roll identifying all of the Leases of space within the Property together with a schedule identifying for each tenant, the date, term, rent, demised premises and lease expiration for all of the Leases (the "RENT ROLL") and all lease guaranties, estoppels and subordination, nondisturbance and attornment agreements in Seller's possession affecting such Leases.

            6.1.3. TAX STATEMENTS. Copies of the real estate and personal property tax statements covering the Property for the three (3) previous tax years and, if received by Seller, the valuation notice issued with respect to the Real Property for the year of Closing.

            6.1.4. TESTS AND INSPECTIONS. Copies of soils, structural, environmental and other engineering inspections, tests, surveys, studies and reports in Seller's possession pertaining to the Real Property.

            6.1.5. PERMITS. Copies of all Permits.

            6.1.6. WARRANTIES. Copies of all unexpired warranties and guaranties covering the Tangible Property and the roof, elevators, heating and air conditioning system and any other component of the Improvements and third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Property.

            6.1.7. UTILITY BILLS. Copies of all utility bills received during the last year of Seller's ownership of the Property and a list of all utility deposits or bonds.

            6.1.8. INCOME AND EXPENSE STATEMENTS. Copies of income and expense statements with respect to the Property, including capital expenditures, for the three (3) most recent calendar years.

            6.1.9. OPERATING BUDGETS. An operating budget for the Property, not including capital expenditures, for the year immediately preceding the current year.

            6.1.10. NOTICES OF VIOLATIONS. Copies of notices of violation received by Seller with respect to the Property from any governmental authority, if any.

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            6.1.11. LITIGATION. Copies of filed pleadings in any litigation related to the Property that is on-going as of the Effective Date (as hereinafter defined)

            6.1.12. LOAN DOCUMENTS. Copies of the documents with respect to the Existing Loan as set forth on EXHIBIT L attached hereto (the "LOAN DOCUMENTS").

            6.1.13. LITIGATION. A certificate of Seller (the "LITIGATION CERTIFICATE") identifying any claim, demand, suit, unfilled lien, proceedings, or litigation of any kind, pending or outstanding, before any court or administrative, governmental or regulatory authority, agency or body, domestic or foreign, or to any order, judgment, injunction or decree of any court, tribunal or other governmental authority, or to the knowledge of Seller, threatened or likely to be made or instituted, which individually or in the aggregate would have a material adverse effect on the business or financial condition of the Property or in any way be binding upon Purchaser or its successors or assigns or affect or limit Purchaser's or its successors' or assigns' full use and enjoyment of the Property or which would limit or restrict in any way any of Seller's rights or abilities to enter into this Agreement, any ancillary agreements or any agreement, document and instrument executed and delivered by or on behalf of Seller pursuant to this Agreement and consummate the assignments, transfers, conveyances and any other transaction contemplated hereby or thereby.

      6.2 ITEMS AVAILABLE TO PURCHASER. Seller shall also make available to Purchaser promptly after the Effective Date at a central location the following items in Seller's possession, which may be reviewed and copied at Purchaser's sole cost and expense:

            6.2.1. PLANS AND SPECIFICATIONS. Copies of any surveys, site plans, subdivision plans, and as-built plans and specifications for the Real Property.

            6.2.2. FILES. Copies of all correspondence and working files maintained by the manager of the Property relating to the Property.

The items set forth above in Sections 6.1 and 6.2 are collectively referred to herein as the "PROPERTY INFORMATION."

      6.3 DUE DILIGENCE. Within thirty (30) days of the Effective Date, Purchaser shall have the right to terminate this Agreement by notice to Seller in Purchaser's sole discretion based in good faith on its due diligence of the Property.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

      7.1 As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby makes to Purchaser each of the representations, warranties and covenants set forth in this Section 7.1 which representations and warranties are true as of the date hereof and as of the date of the Closing. As a condition to Purchaser's obligation to complete the purchase of the Property (i) such representations and warranties must continue to be true as of the date of the Closing and (ii) such Seller shall have complied with all of the covenants contained herein. The term "Seller's knowledge" or "to the knowledge of Seller" shall

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mean the actual knowledge, or knowledge obtained following due inquiry of the manager of the Property, of Darryl Edelstein, and Dana K. Weinberg the CEO and Director of Asset Management of Seller, without any other investigation on their part to determine the existence or absence of such facts.

            (a) TITLE. Seller owns the Property, free and clear of all Encumbrances other than those Encumbrances set forth in the Title Commitment . Except for the Property Seller will own no assets other than the Property.

            (b) AUTHORITY. Seller has full right, authority, power and capacity:
(i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement,
(ii) to carry out the transactions contemplated hereby and thereby; and (iii) to transfer, sell and deliver the Property in accordance with this Agreement. This Agreement, document and instrument executed and delivered by or on behalf of Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms. The execution, delivery and performance of this Agreement, and every document and instrument by or on behalf of Seller:
(x) does not and will not violate Seller's partnership agreement, declaration of trust, operating agreement, charter or bylaws, if applicable; (y) does not and will not violate any foreign, federal, state, local or other laws applicable to Seller or the Property or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made; and (z) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which the property of Seller, including, but not limited to, the Property, is bound or affected, or result in the creation of any Encumbrance on the Property .

            (c) NO OTHER AGREEMENTS TO SELL. Seller represents that it has made no agreement with, and covenants that it will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other person or firm to sell, transfer or in any way encumber the Property or any of Seller's interest in the Property or to not sell the Property or any of Seller's interest in the Property or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to the Property. Seller represents that it has not made any agreement with, and covenants that it will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other person or firm to sell, transfer or in any way encumber the Property or to sell the Property, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to the Property.

            (d) NO BROKERS. Seller represents that it has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

            (e) LEASES. The Rent Roll is a true, correct and complete schedule of all

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leases, subleases and rights of occupancy in effect with respect to the Property
(the "LEASES"). Except as set forth on the Rent Roll, there are no other leases, subleases, tenancies or other rights of occupancy in effect with respect to the Property. True, correct and complete copies of the Leases, together with all amendments and supplements thereto and all other documents and correspondence relating thereto, have been delivered or made available to Purchaser and its agents and underwriters. Except as set forth on the Rent Roll, all such Leases are valid and enforceable and as of the date of the Rent Roll are in full force and effect, and none of the Leases have been assigned and all brokerage commissions payable under any of the Leases have been paid or will be paid prior to the Closing. Neither the Seller nor to Seller's knowledge, any lessee under any Lease, is in default under such Lease, and Seller does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under such Leases, except such defaults that would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Property. No tenant under any of the Leases has an option or right of first refusal to purchase the premises demised under such Leases. The consummation of the transactions contemplated by this Agreement will not give rise to any breach, default or any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of the Leases. Each of the Leases is assignable by the Seller to the Purchaser and, except as disclosed on the Rent Roll, none of the Leases requires the consent or approval of any party in connection with the transactions contemplated by this Agreement.

            (f) [Intentionally Omitted.]

            (g) NO CONTRACTS. No agreements, undertakings or contracts affecting the Property, written or oral, will be in existence as of the Closing, except as set forth on the Certification of Operating Contracts, and true and correct copies of such contracts have been delivered to Purchaser. With respect to any such contracts set forth on the Certification of Operating Contracts, each such contract is valid and binding on the Seller and is in full force and effect in all material respects. Neither Seller and to the knowledge of Seller, no other party to any such contract has breached or defaulted under the terms of such contract, except for such breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Property.

            (h) LIABILITIES; INDEBTEDNESS. Except as set forth on EXHIBIT L, the Seller has not incurred any indebtedness related to the Property except in each instance for trade payables and other customary and ordinary expenses in the ordinary course of business that will be paid and discharged in full as of the Closing.

            (i) INSURANCE. The Seller currently maintains or causes to be maintained all of the usual and customary public liability, casualty and other insurance coverage with respect to the Property. All such insurance coverage shall be maintained in full force and effect through the Closing and all premiums due and payable thereunder have been, and shall be, fully paid when due.

            (j) PERSONAL PROPERTY. All equipment, fixtures and personal property located at or on the Property shall remain and not be removed prior to the Closing, except for equipment

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that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business.

            (k) CLAIMS OR LITIGATION. Except for those matters disclosed on the Seller Litigation Certification, neither the Seller, or the Property is subject to any claim, demand, suit, unfiled lien, proceeding, or litigation of any kind, pending or outstanding, before any court or administrative, governmental or regulatory authority, agency or body, domestic or foreign, or to any order, judgment, injunction or decree of any court, tribunal or other governmental authority, or to the knowledge of Seller, threatened or likely to be made or instituted, which individually or in the aggregate would have a material adverse effect on the business or financial condition of the Property or in any way be binding upon Purchaser or its successors or assigns or affect or limit Purchaser's or its successors' or assigns' full use and enjoyment of the Property or which would limit or restrict in any way any of Seller's rights or abilities to enter into this Agreement, any ancillary agreements or any agreement, document and instrument executed and delivered by or on behalf of Seller pursuant to this Agreement and consummate the assignments, transfers, conveyances and any other transaction contemplated hereby or thereby.

            (l) ENVIRONMENTAL CONDITIONS.

(i) As of the date of this Agreement and as of the CLOSING, and except as set forth in the environmental reports and materials previously delivered to Purchaser (collectively, "ENVIRONMENTAL REPORTS"), the Property (which shall include all leased and vacant space, land surface water, groundwater and any and all improvements located on, in or under the Property) is now and will be at the Closing free of all contamination which exists as or has arisen from, directly or indirectly:

      (a) any "hazardous waste," "underground storage tanks," "petroleum," "regulated substance," or "used oil" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), as amended ("RCRA"), or by any regulations promulgated thereunder;

      (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.
      Section 9601, et seq.), as amended ("CERCLA"), or by any regulations promulgated thereunder (including asbestos, radon, mold and lead based paint);.

      (c) any "oil" or other "hazardous substance" as defined by the Oil and Hazardous Substance Control Act of 1976, as amended, or by and regulations promulgated thereunder;

      (d) any substance the presence of which on, in or under the Property is prohibited or regulated by any federal, state or local environmental law (an "ENVIRONMENTAL LAW"); and

      (e) any other hazardous materials as to which remedial action is required under applicable Environmental Laws (together with substances described in subsections (a) - (d) above, "HAZARDOUS MATERIALS").

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(ii) As of the date of this Agreement and as of the Closing, and except as set forth in the Environmental Reports delivered to Purchaser:

      (a) the Property is now and will be at the Closing free from asbestos and any asbestos containing materials (including the presence of any asbestos in the insulation or other materials used comprising any part of the improvements), mold, radon and lead based paint that would have a material adverse effect on the Property;

      (b) the Seller has not placed, located, sited or buried any underground storage tanks at the Property and to the knowledge of Seller, no underground storage tanks are located on, at or under the Property;

      (c) to the knowledge of Seller, the Property does not appear on any state or federal CERCLA, RCRA, Superfund or other similar lists and, to the knowledge of Seller, the Property is not proposed to be included on any such list;

      (d) the Seller has never used any part of the Property as a sanitary landfill, waste dump site or for the treatment, storage or disposal of hazardous waste as defined in RCRA and to the knowledge of Seller, no part of the Property has ever been used as a sanitary landfill, waste dump site or for the treatment, storage or disposal of hazardous waste as defined in RCRA;

      (e) no notice of violation or other written communication has been received by the Seller or to the knowledge of Seller by any predecessor in title from a governmental agency or other entity or person, alleging or suggesting any violation of any Environmental Law on or with respect to the Property;

      (f) neither the Seller nor to the knowledge of Seller, have any of such Seller's agents, licensees or invitees placed or permitted the placement of any Hazardous Materials in, on, under or over the Property in violation of any Environmental Law;

      (g) to the knowledge of Seller, no other party has placed any Hazardous Material in, on, under or over any of the Property in violation of any Environmental Law; and

      (h) to the knowledge of Seller, the Property is not subject to any federal, state or local lien (including any "Superfund" lien), proceedings, claim, liability, or action, or the threat or likelihood thereof, relating to the clean-up, removal or remediation of any Hazardous Material from the Property and the Seller Entity has not received any request or information from the United States Environmental Protection Agency or any other public, governmental or quasi governmental agency or authority with jurisdiction over any Environmental Law.

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            (m) FINANCIAL CONDITION OF THE PROPERTY. The income statements for the Property previously provided to Purchaser fairly present in all material respects the results of operations and corresponding income or losses for the Property in the three (3) year period ended December 31, 2004, in accordance with generally accepted accounting principles in the United States. Except as set forth on Schedule 7.1 (m) attached hereto, there has been no material adverse change since December 31, 2004, financial or otherwise, in the financial condition of the Property.

            (n) COMPLIANCE WITH LAWS. The Seller possesses such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies necessary to conduct the business to be conducted by it, and, to the knowledge of Seller, the Seller has not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Property. To the knowledge of Seller, it has not received any written or other notice of any violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, environmental, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act ("ADA") or any restrictive covenants or other easements, encumbrances or agreements, relating to the Property, which remains uncured. The Property has been constructed and is operated in accordance with all applicable laws, ordinances, rules and regulations. The Zoning classifications of the property is "Commercial". All approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained, and such approvals will not be invalidated by the consummation of the transactions contemplated by this Agreement; provided, however, the Property (including, all improvements) is substantially in compliance with the ADA.

            (o) CONDEMNATION AND MORATORIA. Except as set forth on Schedule 7.1(o), there are (i) no pending or threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of the Property; (ii) no pending or, to the knowledge of Seller, threatened moratoria on utility or public sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements, including without limitation tenant improvements, which affect or would affect any portion of the Property; and (iii) no pending or, to the knowledge of Seller, threatened proceeding to change adversely the existing zoning classification as to any portion of the Property. No portion of the Property is a designated historic property or located within a designated historic area or district and there are no graveyards or burial grounds located within the Property.

            (p) CONDITION OF IMPROVEMENTS. There is no material defect in the condition of (i) the Property, (ii) the improvements thereon, (iii) the roof, foundation, load bearing walls or other structural elements thereof, or (iv) the mechanical, electrical, plumbing and, safety systems therein, nor any material damage from casualty or other cause, nor any soil condition of any nature that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

            (q) TAXES. Except as set forth on Schedule 7.1(q) attached hereto,
(i) all taxes (including real estate taxes (or similar levies) due and owing with respect to the Property) required to be paid by the Seller on or before the date hereof have been paid and all tax or information returns required to be filed on or before the date hereof by or on behalf of the Seller have been filed and all such tax or information returns required to be filed hereafter will be filed on or before the date due in accordance with all applicable laws prior to the incurrence of any penalties or interest thereon and all taxes shown to be due on any returns have been paid or will be paid when due; (ii) there is no action, suit, lien (other than liens for taxes not yet due and payable) or proceeding pending against or threatened with respect to the Seller or the Property in respect of any tax, nor is any claim for additional tax asserted by any taxing authority; (iii) Seller has no employees; and (iv) since its formation, Seller had not engaged in the sale of goods or services. Except as set forth on Schedule 7.1(q) attached hereto, neither the Seller nor any of its federal, state and local income or franchise tax returns are the subject of any audit or examination by any taxing authority. Except as set forth on Schedule 7.1(q) attached hereto, Seller has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes. The Seller is classified a partnership for federal, state and (where applicable) local income tax purposes. Seller has complied in all material respects with all applicable laws relating to the withholding and payment of taxes and has timely withheld from employee wages and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable law.

            (r) MANAGEMENT AGREEMENTS. All management, services and similar agreements relating to the Property that are intended to be assigned by Seller and to be assumed by Purchaser are described on the Certification of Operating Contracts (collectively, the "MANAGEMENT AGREEMENTS"), and all such Management Agreements are terminable as of Closing.

            (s) ABSENCE OF CERTAIN CHANGES. Since December 31, 2004, except as set forth or referred to on Schedule 7.1(s), there has not been with respect to the Seller:

                  (a) any material adverse change in the financial condition of the Seller or the Property;

                  (b) any change in the condition of the Property or the business or liabilities of the Seller except normal and usual changes in the ordinary course of business which have not been, individually or in the aggregate, materially adverse;

                  (c) any damage, destruction or loss, whether or not covered by insurance, individually or in the aggregate, materially and adversely affecting the Property;

                  (d) any change in the accounting methods or practices with respect to the Property or in depreciation or amortization policies theretofore used or adopted;

                  (e) any material liability with respect to the Property, contingent or otherwise, other than for operating expenses, obligations under the Operating Contracts incurred for fair consideration and taxes accrued with respect to operations during such period, all incurred in the ordinary course of business; or any other material change in the business of the Seller.

            (t) CONSENTS. Except as disclosed on Schedule 7.1(t), (i) no consents, approvals, waivers, notifications, acknowledgements or permissions are required in order for Seller to fully perform its respective obligations under this Agreement or which, if left unobtained at Closing and thereafter, individually or in the aggregate, would have a material adverse affect on the value, operation, occupation, use or development of the Property, and (ii) the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby, including without limitation the execution of any related agreements, will not require the consent of, or any prior filing with or notice to or payment to, any governmental authority or other entity.

            (u) DISCLOSURE. The representations and warranties contained in this Agreement (including Schedules and Exhibits) or in any information, statement, certificate or agreement furnished or to be furnished to Purchaser by Seller in connection with the Closing pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

            (v) EFFECT OF TRANSACTIONS. After giving effect to the transactions contemplated by this Agreement, Purchaser will be the sole owner of the Property free and clear of any Encumbrances, other than the Encumbrances as specifically provided for in this Agreement.

            (w) ERISA. The Seller has no (i) labor agreement to which it is a party, or by which it is bound, including "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan, fund, program or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees.

            (x) ORDINARY COURSE. From the date hereof through the date of Closing, Seller shall take all actions reasonably necessary within its power to ensure that the Seller continues to operate the Property in the ordinary course of business and substantially as operated on the date of this Agreement.

            (y) ACCESS. From the date hereof through the date of Closing, Seller shall take all actions reasonably necessary within its power to ensure that the Seller gives the Purchaser and its respective agents, attorneys and representatives full access to its books, records and documents, including any surveys or environmental site assessments related to the Property, and to the Property as Purchaser may reasonably request; provided however, that until Closing each party shall not disclose and shall cause its agents, attorneys and representatives not to disclose to any third party any confidential data or information secured in connection with the transaction contemplated under this Agreement and, if Closing does not occur as herein provided, each party, at its expense, will promptly return to the other parties, all books, records and other documents and papers obtained from such other parties, and all documents derived there from, and all copies thereof and shall preserve the confidentiality of any data or information exchanged or secured in connection with the transaction contemplated hereunder.

            (z) NOTICE OF DEVELOPMENTS. From the date hereof through the date of Closing, Seller will give prompt written notice to Purchaser of any material development affecting the Property and the operations and results of operations related to the Property. Each party hereto will give prompt written notice to the other parties of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 7.1 (z) however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

            (aa) BANKRUPTCY. There has not been filed any petition or application with respect to, or any proceeding commenced by or against, any of the assets of the Seller under any bankruptcy law, and the Seller has not made any assignment for the benefit of creditors. The Seller is not "insolvent" within the meaning of any bankruptcy law. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall render such Seller insolvent.

      7.2 SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES- INDEMNIFICATION. The representations and warranties of Seller set forth in Sections 7.1
(a)-7.1(aa) hereof, the statements contained in the Seller Estoppel Certificate, if any, and the covenants of Seller set forth in sections 7.4.1 through 7.4.7 shall survive Closing for a period of time equal to fifteen (15) months following the last day of the Purchaser's fiscal year in which Closing takes place. Seller hereby agrees to indemnify, defend, protect and hold harmless Purchaser, its agents, representatives, employees, directors, officers and principals from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character whatsoever (including reasonable attorneys fees and costs) (such matters being collectively referred to as "LIABILITIES") arising out of or resulting from a breach of Seller's representations and warranties as set forth in this Agreement and for any Liabilities resulting from any inaccuracies in Seller's Estoppel Certificate if any, and for a breach or non-performance of any of Seller's Covenants in this Agreement and for Seller's obligation as owner under any leasing commission agreements, except for claims commissions which arise as a result of lease renewals occurring after Closing. This indemnity shall survive Closing for a period of time equal to fifteen (15) months following the last day of the Purchaser's fiscal year in which Closing takes place.

      7.3 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents to Seller that, as of the date hereof:

            7.3.1. ORGANIZATION. Purchaser is duly formed, validly existing and in good standing under the laws of the state of its organization, and is or will be by the Closing Date duly qualified to transact business in the State in which the Property is located.

            7.3.2. AUTHORITY. Purchaser has all the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. Each individual executing this Contract on behalf of Purchaser is duly authorized to do so.

      7.4 SELLER'S COVENANTS. Seller agrees that during the period from the Effective Date through the Closing Date, or earlier termination of this Contract, Seller will perform the following covenants:

            7.4.1. OPERATION OF THE PROPERTY. Seller agrees that from the date of this Agreement to the Closing, it will: (i) operate the Property only in the ordinary course and in a commercially reasonable manner, and use its reasonable efforts to preserve its relations with tenants and others having business dealings with it; (ii) operate and maintain the Property as required by the Leases, and otherwise maintain the Property in its present condition, make all necessary repairs and replacements (including repairs and replacements to building systems), and deliver the Property as of the Closing substantially in the condition it is in on the Effective Date, ordinary wear and tear, and damage by fire or other casualty excepted; (iii) maintain fire and casualty insurance, with broad form extended coverage on the Improvements, in an amount for the Property at least equal to the replacement cost for the Improvements on the Property, with a deductible not in excess of $5,000.00 (such insurance to be canceled by Seller promptly after the Closing, subject to resolution of any pending claims thereunder and with tail insurance if such coverage is claims made coverage); (iv) maintain rental loss insurance in an amount equal to the reasonably anticipated income from the Property (rent, common area (and building operation) charges, and real estate tax and insurance contributions) for a 12-month period (such insurance to be canceled by the Seller promptly after the Closing, subject to resolution of any pending claims thereunder and with tail insurance if such coverage is claims made coverage); (v) not mortgage or encumber any part of the Property or take or suffer any other action affecting title to the Property, nor enter into any loan, or except in the ordinary course of business, incur any other indebtedness without the prior written consent of Purchaser; (vi) not make any commitment or incur any liability to any labor union, through negotiations or otherwise, with respect to the Property; (vii) not become a party to any new licenses, equipment leases, contracts or agreements of any kind relating to the Property, except such contracts or agreements as will be terminated at or prior to Closing without cost or expense to Purchaser or contracts which Purchaser agrees in its sole discretion to assume at Closing and without having obtained in each case the prior written consent of Purchaser and only in compliance with all operating covenants, Leases, loan documents and Encumbrances contained in the owner's title insurance commitment.

            7.4.2. LEASES.

                  7.4.2.1 Seller agrees that from the date of this Agreement to the Closing, it will: (i) not cancel or terminate (except for nonpayment of rent in the case of Tenant Leases), modify or amend any of the Leases, or accept surrender thereof, enter into any new leases in excess of five thousand (5,000) square feet, or consent to the assignment, subletting or mortgaging of any lease or space, without having obtained in each case the prior written consent of Purchaser, which consent shall not be unreasonably withheld (any such approved new leases being herein referred to as "NEW LEASES" and the leases to be modified or amended by any such approved modification or amendment being referred to herein as the "MODIFIED LEASES"); (ii) execute and deliver in the ordinary course of business all New Leases and modifications or amendments of Modified Leases approved by Purchaser in accordance with clause (i); (iii) comply with and perform all provisions and obligations to the complied with and/or performed by the Seller under Leases, the New Leases and the Modified Leases; (iv) promptly provide Purchaser with copies of all written notices delivered or received under the Leases, New Leases or Modified Leases, and all sales reports and correspondence received from tenants, neighboring property owners, any insurance company which carries insurance on the Property, any governmental authorities, or from any other person or entity with respect to the Property or any portion thereof; and (v) use good faith reasonable efforts prior to the Closing Date to satisfy all conditions to Closing.

                  7.4.2.2 In the event that the Closing occurs hereunder and the Purchaser shall have approved the Seller's entry into any New Leases or the modification or amendment of any Lease in accordance with clause (i) of Section 7.4.2.1, then the Purchaser shall pay to the Seller at closing: (a) on account of each New Lease an amount equal to the sum of the leasing commissions incurred in connection with such New Lease, plus the amount of all tenant work and tenant allowances to be paid by the Seller under such New Lease multiplied by the Purchaser's Portion (as hereinafter defined); and (b) on account of each Modified Lease, an amount equal to the sum of the leasing commissions incurred in connection with the modification or amendment of such Modified Lease, plus the amount of all tenant work and tenant allowances to be paid by the Seller as a result of the modification or amendment of such Modified Lease multiplied by the Purchaser's Portion.

                  7.4.2.3 As used herein, "PURCHASER'S PORTION" means: (1) with respect to a New Lease, the percentage of the term of any New Lease that falls after the Closing Date and (2) with respect to a Modified Lease, the percentage of the period beginning on the date of the modification or amendment of such Modified Lease and ending on the last day of the term of such Modified Lease.

            7.4.3. NOTICE OF LITIGATION. Seller shall promptly advise Purchaser of any notice of litigation received or other proceeding by Seller that may affect the ownership or operation of the Property.

            7.4.4. NO ENCUMBRANCES. Except for the Encumbrances contained in the Accepted Title, Seller shall not suffer or permit encumbrances of the Property.

            7.4.5. TENANT ESTOPPEL CERTIFICATES. (a) Seller agrees from and after receipt of the Assumption Approval as set forth in Section 9.1 and provided this Agreement is in full force and effect, within five (5) business days after being requested by Purchaser to do so, to deliver to all tenants of the Property a request for an estoppel certificate in the form of EXHIBIT D attached hereto, which form may be revised if so requested by the Existing Lender. The parties agree that, subject to the provisions of subparagraph (b) below, it shall be a condition to Purchaser's obligation to close under this Agreement that an estoppel certificate either substantially in the form of EXHIBIT D or in the form required by a tenant's Lease, dated not earlier than ten (10) business days prior to the Closing Date, be delivered to Purchaser no later than five (5) business days before Closing from tenants under the Leases occupying, in the aggregate, not less than 75% of the rentable area of the Property, including all tenants occupying at least a full floor or more of space (a "TENANT ESTOPPEL"), Seller agrees to use good faith efforts to obtain such Tenant Estoppels, provided however, Seller shall not be obligated to pay tenants in order to do so. Notwithstanding the foregoing, if at Closing Seller delivers such Tenant Estoppels from tenants occupying at least 60% of the rentable area of the Property, Seller may execute and deliver to Purchaser, at Closing, its own certificate with respect to tenants occupying up to an additional 15% of the rentable area of the Property (substantially in the form of EXHIBIT D or in the form required by a tenant's Lease, appropriately modified to reflect that they are certificates of Seller and made to Seller's knowledge; hereinafter, the "SELLER'S ESTOPPEL CERTIFICATE") and the statements of Seller contained therein shall survive the Closing until the earlier of (a) one hundred and eighty (180) days after Closing, or (b) the date Purchaser obtains an estoppel certificate from a tenant for whom Seller delivered a Seller's Estoppel Certificate.

            (b) The parties agree that each Tenant Estoppel containing non-material exceptions, qualifications or modifications shall be deemed to be an acceptable estoppel certificate for purposes of this Section 7.4.5. In the event a Tenant Estoppel contains a material exception or qualification or alleges a material default by Seller (collectively, a "MATERIAL DEFAULT"), subject to the following provisions of this Section 7.4.5), Purchaser's sole and exclusive remedy shall be to terminate this Agreement by delivering notice thereof in writing to Seller, on the earlier of five (5) business days after the date of delivery to Purchaser of a Tenant Estoppel alleging a Material Default or the Closing Date (the "ESTOPPEL TERMINATION NOTICE"), time being of the essence as to the giving of such notice. If Purchaser shall timely give the Estoppel Termination Notice, then subject to Seller's option set forth below, this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit Note and all interest thereon, and neither party shall have any obligation hereunder other than as may be expressly provided for in this Agreement. Notwithstanding the foregoing, Purchaser shall not have the right to terminate this Agreement if Tenant Estoppel(s) allege Material Default(s) if (x) such Material Default(s) can be remedied by the performance of work costing not more than $50,000 in the aggregate for all such Tenant Estoppel(s) or the payment of money not exceeding $50,000 in the aggregate with respect to such tenants and (y) Seller elects (by written notice to Purchaser given simultaneously with Seller's delivery of such Tenant Estoppel to Purchaser), at Seller's option (but Seller shall have no obligation), to cure the nonconforming matter set forth in such estoppel by either performing or causing to be performed the work on or prior to the Closing Date, by paying the money on or prior to the Closing Date, or by granting Purchaser a credit against the Purchase Price in an amount reasonably necessary to perform such work, as reasonably determined by Seller and Purchaser, in which event Seller shall, at or before the Closing, cure, perform, pay or grant Purchaser a credit with respect to the same.

            7.4.6 LISTINGS AND OTHER OFFERS. Seller shall not list the Property or any part thereof with any broker or otherwise solicit or make or accept any offers to sell the Property or any part thereof, engage in any discussions or negotiations with respect to the sale or disposition of the Property or any part thereof with any third party, or enter into any contract, agreement or letter of intent regarding the disposition of the Property or any part thereof.

            7.4.7 COVENANT TO REMEDY BREACHES. Without limiting the obligations of Seller set forth in this Agreement, Seller covenants to use all reasonable efforts within its control (i) to prevent the breach of any representation or warranty of Seller hereunder, (ii) to satisfy all covenants of Seller hereunder and (iii) to promptly cure any breach of a representation, warranty or covenant of Seller hereunder upon its learning of same. Compliance with this covenant shall not limit any Seller's liability for a breach of, or failure to perform, any other representation, warranty or covenant herein.

8. DISCLAIMERS. EXCEPT AS PROVIDED HEREIN, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING (I) THE NATURE AND CONDITION OF THE PROPERTY AND THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON, (II) THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR ANY OTHER MATTER RELATING IN ANY WAY TO THE PROPERTY, (III) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER AUTHORITY OR BODY, OR (IV) THE EXISTENCE OF ANY TOXIC OR HAZARDOUS SUBSTANCE OR WASTE IN, ON, UNDER THE SURFACE OF OR ABOUT THE PROPERTY.

      8.1 PURCHASER ACKNOWLEDGEMENT. Purchaser acknowledges that this Contract affords Purchaser the opportunity for investigations, examinations and inspections of the Property and all Property Information.

      8.2 SURVIVAL. The provisions of this Section 8 shall survive the termination of this Contract and the Closing.

9.    CLOSING.

            9.1 CLOSING DATE. Subject to the provisions of this Section 9.1, the consummation of this transaction (the "CLOSING") will take place at the offices of HUNTON & WILLIAMS LLP, in Washington, D.C., or at such other location upon which Seller and Purchaser mutually agree, upon a date which is twenty (20) days following satisfaction of all of the

"conditions precedent" set forth in Section 9.5 below (the "CLOSING DATE"), unless Seller and Purchaser mutually agree to an earlier or later date; provided, however, that this Agreement will terminate if Closing does not occur prior to December 31, 2005.

            Within five (5) days after the Effective Date, Seller and Purchaser shall each notify the holder of the Existing Loan (the "EXISTING LENDER") of Purchaser's desire to assume the Existing Loan, and shall promptly and diligently complete all requested applications. Purchaser agrees to promptly pay Existing Lender any and all required fees, costs and expenses requested by Existing Lender in connection with the assumption of the Existing Loan and each party agrees to provide all documentation reasonably required by Existing Lender in connection with the conditions of Existing Lender's Assumption Approval. The Existing Lender's consent permitting Purchaser's assumption of the Existing Loan (the "ASSUMPTION APPROVAL") shall be a condition precedent to Purchaser's obligation to acquire the Property. In the event the Assumption Approval is not received by Purchaser on or before a date which is seventy-five (75) days, from the Effective Date (other than by reason of Purchaser's default in the terms and conditions of this Agreement) either Seller or Purchaser may extend the Closing Date for a period of thirty (30) days (the "EXTENDED CLOSING Date"). If the Assumption Approval is not obtained by a date, which is three (3) business days prior to the Extended Closing Date, Purchaser shall have the right to terminate this Agreement on or before the Extended Closing Date. It shall be a condition to Closing and the assumption of the Existing Loan that the Existing Lender shall deliver a representation that the Existing Loan is not in default, the current outstanding principal amount, accrued interest and with such other customary Lender certifications and a release of the liability of Seller under the Existing Loan from and after the date upon which the Existing Loan is assumed by Purchaser.

         9.2 SELLER'S OBLIGATIONS AT THE CLOSING. At the Closing, Seller will do, or cause to be done, the following:

            9.2.1. DOCUMENTS. Seller will execute, acknowledge (if necessary), and deliver the following documents:

                  9.2.1.1 Special Warranty Deed in the form and substance of EXHIBIT G (the "DEED");

                  9.2.1.2 An Assignment and Assumption of Landlord's Interest in Leases in the form and substance of EXHIBIT H;

                  9.2.1.3 Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of EXHIBIT I;

                  9.2.1.4 Certificate of Non-Foreign Status in the form and substance of EXHIBIT J; and

                  9.2.1.5 Notification of change of ownership in the form and substance of EXHIBIT K.

                  9.2.1.6 An updated Rent Roll certified by Seller as true, complete and accurate and dated no earlier than five (5) business days prior to Closing.

            9.2.2. ORIGINAL DOCUMENTS. Seller will deliver to Purchaser originals within Seller's possession or control of all items enumerated in
Section 6.1 and 6.2 of this Contract and copies of all items enumerated in
Section 6.2 for which no originals were delivered.

            9.2.3. POSSESSION. Seller will deliver possession of the Property, subject to the Leases and the Encumbrances as provided for in this Agreement .

            9.2.4. ADDITIONAL DOCUMENTS. Seller will execute and deliver or obtain for delivery to the Title Company any other instruments reasonably necessary and customarily required to consummate the sale of the Property pursuant to this Contract, including, by way of example, closing statements and evidence of the authority of the party executing instruments on behalf of Seller; provided, however, that Seller shall not be obligated to indemnify the Title Company.

            9.2.5. COSTS. Seller will pay all costs allocated to Seller pursuant to Section 9.4 of this Contract.

         9.3 PURCHASER'S OBLIGATIONS AT THE CLOSING. At the Closing, Purchaser will do, or cause to be done, the following:

            9.3.1. PAYMENT OF CONSIDERATION. Purchaser will timely deposit the cash portion of the Purchase Price as adjusted in accordance with the provisions of this Contract with the Title Company.

            9.3.2. DOCUMENTS. Purchaser will execute, acknowledge (if necessary), and deliver the following documents:

                  9.3.2.1 An Assignment and Assumption of Landlord's Interest in Leases in the form and substance of EXHIBIT H;

                  9.3.2.2 Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of EXHIBIT I; and

                  9.3.2.3 Notification of change of ownership in the form and substance of EXHIBIT K.

            9.3.3. ADDITIONAL DOCUMENTS. Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate the sale of the Property pursuant to this Contract, including, by way of example, closing statements and evidence of the authority of the party executing instruments on behalf of Purchaser and all documents required by the Existing Lender in connection with Assumption of the Existing Loan.

            9.3.4. COSTS. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.4 of this Contract.

         9.4 COSTS AND ADJUSTMENTS AT CLOSING.

            9.4.1. EXPENSES. Purchaser will pay for its costs of obtaining title insurance. Seller and Purchaser will each be responsible for fifty percent (50%) of the recording fees and transfer taxes on the Deed and for fifty percent (50%) of the escrow and closing fees charged by the Title Company. Seller and Purchaser will be responsible for the fees and expenses of their respective attorneys. Purchaser shall reimburse Seller for any and all escrow funds held under the Existing Loan by Existing Lender.

            9.4.2. REAL ESTATE TAXES. Real estate taxes on the Property for the real estate tax fiscal year in which Closing occurs will be prorated between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date. If the amount of such taxes is not known at Closing, the proration of such real estate taxes and assessments will be based on the amount of such taxes and assessments for the previous real estate tax fiscal period. As soon as the actual amount of real estate taxes on the Property for the year of Closing is known, Seller and Purchaser will, if necessary, readjust the amount of such taxes to be paid by each party with the result that Seller will pay for those taxes applicable to the Property up to but not including the Closing Date, and Purchaser will pay for those taxes and assessments applicable to the Property on and after the date of Closing. The provisions of this Section 9.4.2 will survive the Closing. Purchaser shall pay the costs of any general and special assessments.

            9.4.3. TENANT REBATES. To the extent that any tenant is entitled to any rebate, concession, deduction or offset under its Lease, such entitlement shall be included as a closing adjustment by credit towards the Purchase Price. Further, to the extent that any tenant is entitled to future tenant improvements work to be paid for by the landlord under such tenant's Lease, the amount of landlord's liability for such work shall be included as a closing adjustment by credit towards the Purchase Price. The Parties agree to initially adjust rents, tenant charges and operating expenses as of 11:59 P.M. on the last day of the month immediately preceding the Closing (the "ADJUSTMENT DATE"). On a date that is forty-five (45) days following Closing ("SUPPLEMENTAL ADJUSTMENT DATE") the parties agree to further adjust rents, tenant charges and operating expenses as of the date of Closing on a per diem basis for the month in which Closing occurs. Payments due on account of the Supplemental Adjustment Date shall be delivered to the party entitled to such payment within ten (10) days of the Supplemental Adjustment Date. Rent and such tenant charges which are due but uncollected as of the Closing shall not be adjusted, but, with respect to tenants whose rent is no more than six (6) months in arrears, provided Seller provides in a timely manner all back-up materials, reconciliations and other information requested by tenants with respect thereto, Purchaser shall remit promptly to or on behalf of Seller any such amounts actually paid by such tenants to Purchaser (provided that such amounts shall be in excess of the then current rent and other charges due) within six (6) months after the Closing. Purchaser's obligations with respect to such delinquent rent and other charges shall be limited to billing the applicable tenant therefor on no more than six
(6) occasions. Notwithstanding anything to the contrary in the foregoing, Seller retains all rights against former tenants whose Tenant Leases have expired or have been terminated and possession discontinued prior to the Closing; provided, however, in no event shall Seller be entitled after the Closing to institute any litigation or other proceedings against any tenant that is in occupancy at the Property as of the Closing with respect to any obligations or liabilities of such tenant relating to the Property or arising out of such tenant's occupancy thereof. Purchaser shall have no further obligation or liability to Seller under this subsection after the expiration of said six (6) month period. No adjustment shall be made with respect to percentage or overage rent. Except as otherwise adjusted, Seller shall remain responsible and liable to Purchaser to refund to tenants (or reimburse Purchaser for any refunds to tenants of) any excess payments made by tenants for real estate taxes (including any arising as a result of tax appeals), insurance, utility, common area maintenance operating expenses and building expenses applicable to the period prior to the Closing, such responsibility and liability to survive Closing until such time as all audit rights of tenants under Leases with respect to periods prior to the Closing shall have expired and all amounts owing to tenants as a result of any such audits shall have been fully paid by Seller to the applicable tenant (directly or by reimbursement to Purchaser). The parties agree that in the event that any tax appeals relating to the Property, whether now existing or hereafter filed, results in any rebate of real property or other taxes paid for the Property, such rebate (after deducting therefrom all costs and expenses of procuring the same) shall be prorated as of the Closing between Seller and Purchaser based on respective periods of ownership.

            9.4.4. PREPAID RENT AND SECURITY DEPOSITS. All prepaid rentals, tenant security deposits, whether cash or non-cash (including security deposits for tenants who owe rent or other charges as of the Closing), together with all interest required to be paid thereon which has accrued through the Closing, shall be delivered to Purchaser at the Closing. Promptly following the Closing, Seller shall cause any tenants who have posted letters of credit as security deposits to have such security deposits amended or re-issued so that they run to the benefit of Purchaser as landlord under the Leases.

            9.4.5. UTILITY DEPOSITS. Seller shall be entitled to retain all utility deposits and to obtain the return of same. Seller shall cooperate with Purchaser, at Purchaser's cost, with respect to the transfer of utilities.

            9.4.6. OTHER INCOME AND EXPENSES. Except as otherwise expressly stated herein, all other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance and service charges, will be prorated as of 12:01 am on the Adjustment Date.

            9.4.7. ADJUSTMENT. To the extent that errors are discovered in, or additional information becomes available with respect to, the prorations and allocations made at Closing, Seller and Purchaser agree to make such post-Closing adjustments as may be necessary to correct any inaccuracy; however, all prorations (except for prorations and allocations of ad valorem taxes and tenant reimbursables and for prorations or allocations that have been specifically identified as disputed and are then currently in dispute) will be final within sixty (60) days after Closing.

      9.5 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS AT CLOSING. The obligations of the Purchaser to be performed on and after the Closing Date shall be subject to the fulfillment of each of the conditions set forth below in a manner satisfactory to the Purchaser or the waiver of such conditions by the Purchaser.

            9.5.1 Each of the representations and warranties made by the Seller in this Agreement shall be true and correct as of the Closing Date.

            9.5.2 The Seller shall have complied with each and every covenant made by the Seller herein.

            9.5.3 The Assumption Approval is obtained in accordance with Section 9.1.

            9.5.4 The effectiveness of the Purchaser's Registration Statement on Form S-11 (as amended from time to time, the "REGISTRATION STATEMENT") to be filed with the Securities and Exchange Commission after the execution of this Agreement and the closing and funding of the public offering thereunder, is a condition precedent to the obligations of all parties to this Agreement to effect the transactions contemplated by this Agreement on the Closing Date (as defined below). This condition may not be waived by any party to this Agreement.

In the event all of the "conditions precedent" have not been satisfied by the Closing Date or the Extended Closing Date, this Agreement shall automatically terminate upon the Closing Date or the Extended Closing Date without the requirement of either party providing written notice.

10.   REMEDIES.

         10.1 DEFAULT BY SELLER. Except as specifically provided elsewhere in this Contract, in the event that Seller fails to consummate this Contract or if Seller fails to perform any of Seller's other material obligations hereunder either prior to or at the Closing and such failure or refusal results from any reason other than the termination of this Contract by Purchaser pursuant to a right to terminate expressly set forth in this Contract or Purchaser's failure to perform Purchaser's obligations under this Contract, Purchaser may as its only remedy either (i) terminate this Contract by giving written notice thereof to Seller prior to or at the Closing, in which event Purchaser will be entitled to a return of the Deposit Note, whereupon neither party hereto will have any further rights or obligations hereunder, except (a) that Seller will authorize the Title Company to deliver to Purchaser the Deposit Note and Title Company will deliver the Deposit Note to Purchaser free of any claims by Seller or any other person with respect thereto, (b) that Seller shall reimburse Purchaser for its out of pocket costs associated with the negotiation and preparation of this Agreement and its examination of the Property, including, the fees and disbursements of its counsel, advisers, and agents, and (c) for provisions which survive Closing by their terms or (ii) enforce specific performance of Seller's duties and obligations under this Contract, provided that the right to enforce specific performance shall not require Seller to remove any title encumbrances placed on the Property after the Effective Date or require Seller to perform any covenant beyond the then current ability of Seller. In the event Purchaser fails to file an action for specific performance of this Contract on or before ninety
(90) days after the date of such non-performance, Purchaser shall be deemed to have elected to proceed under clause (i) above and shall be deemed to have waived its right to enforce specific performance of this Contract.

         10.2 DEFAULT BY PURCHASER. In the event that Purchaser fails or refuses to consummate the purchase of the Property pursuant to this Contract and if such failure to consummate results from any reason other than termination of this Contract by Purchaser pursuant to a right to terminate expressly set forth in this Contract or Seller's failure to perform Seller's material obligations under this Contract, then Seller, as Seller's sole and exclusive remedy, will have the right to terminate this Contract by giving written notice thereof to Purchaser prior to or at the Closing, whereupon neither party hereto will have any further rights or obligations hereunder, except (i) that Purchaser will authorize the Title Company to deliver the Deposit Note to Seller as liquidated damages and Title Company will deliver the Deposit Note to Seller free of any claims by Purchaser or any other person with respect thereto and (ii) for provisions which survive Closing by their terms. It is agreed that the amount to which the Seller is entitled under this Section 10.2 is a reasonable forecast of just compensation for the harm that would be caused by Purchaser's breach and that the harm that would be caused by such breach is one that is incapable or very difficult of accurate estimation.

         10.3 FEES. In the event either party to this Contract commences legal action of any kind to enforce the terms and conditions of this Contract, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys' fees incurred in connection with such action. This Section 10 shall survive Closing or earlier termination of this Contract.

11.   RISK OF LOSS, DESTRUCTION, AND CONDEMNATION.

         11.1 RISK OF LOSS. Risk of loss for damage to the Property, or any part thereof, by fire or other casualty from the Effective Date of this Contract through the Closing Date will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

         11.2 CASUALTY.

            11.2.1. MAJOR DAMAGE. If, prior to Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Seller will promptly give Purchaser written notice of such damage. If the cost for repairing such damage, in the reasonable judgment of Purchaser, exceeds five hundred thousand Dollars ($500,000.00), Purchaser will have the option, exercisable by written notice delivered to Seller within fifteen (15) days of Seller's notice of damage to Purchaser, either (i) to require Seller to convey the Property to Purchaser, in its damaged condition and to assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property and pay any and all deductibles of such policies or any uninsured portion of the cost of repairing the damage to Purchaser, in which event Seller will have no further liability or obligation to repair or replace the Property, or (ii) to terminate this Contract. If Purchaser elects to terminate this Contract, the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto will have any further duties or obligations hereunder except under provisions which survive termination by their terms.

            11.2.2. MINOR DAMAGE. If the cost for repairing such damage will not, in the reasonable judgment of Purchaser, exceed Five Hundred thousand Dollars ($500,000.00), Purchaser will have the option, exercisable by written notice delivered to Seller within ten (10) days of Seller's notice of damage to Purchaser, either (i) to require Seller to repair and restore the Property to substantially the same condition it was in prior to such casualty, in which event the Closing Date shall be postponed for a reasonable period of time to allow Seller to accomplish such repair and restoration, or (ii) to require Seller to convey the Property to Purchaser on the Closing Date in its damaged condition and assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property, in which event Seller will have no further liability or obligation to repair or replace the Property.

            11.2.3. CASUALTY REVEALING DEFECTS. Notwithstanding anything to the contrary in Sections 11.2.1 or 11.2.2, in the event that prior to Closing, the Property or any portion thereof is damaged by fire, or any cause of whatsoever nature, and such casualty or any investigation into the cause of such casualty reveals that a defect exists in the Property and that such defect may cause a similar casualty in the future or that the Property is in violation of safety, environmental, hazardous waste, building code, health, fire, safety or other laws, orders, ordinances or regulations, then Purchaser will have the option as its sole and exclusive remedy, exercisable by written notice delivered to Seller within ten (10) business days of the discovery of such defect or violation, to terminate this Contract, in which event the Deposit Note shall be returned to Purchaser, and thereafter neither party hereto will have any further duties or obligations hereunder except under provisions which survive termination by their terms.

         11.3 CONDEMNATION. If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to all or any material portion of the Property, Purchaser may, at Purchaser's election, terminate this Contract by written notice to Seller within fifteen (15) days after Purchaser has been notified of the commencement of condemnation proceedings. In the event of such termination, the Deposit Note will be promptly returned to Purchaser and, thereafter, neither party will have any further duties or obligations hereunder except under provisions which survive termination by their terms. If Purchaser does not exercise such right to terminate within the period prescribed, then Seller shall transfer to Purchaser its right to appear and to defend Seller's interests in the Property in such condemnation proceedings, and any award in condemnation will become the property of Purchaser; provided, however, the Closing shall not be delayed by reason of any such proceedings.

12.   REAL ESTATE COMMISSIONS AND FEES.

      Seller represents and warrants to Purchaser that Seller has not contacted or entered into any written agreement with any real estate broker, agent, finder, or any party in connection with this transaction. Purchaser hereby represents and warrants to Seller that Purchaser has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, reasonable attorneys' fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Section 12. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Section 12 will survive the Closing.

13.   NOTICES.

      13.1 WRITTEN NOTICE. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Contract must be in writing.

      13.2 METHOD OF TRANSMITTAL. All notices, demands and requests required to be in writing must be sent by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice will be considered effective on the earlier to occur of the Business Day of actual receipt or the Business Day at least twenty-four (24) hours after depositing same with the overnight courier service.

      13.3 ADDRESSES. The addresses for proper notice under this Contract are as follows:

           SELLER:                       PURCHASER:
------------------------------   ---------------------------
Bresler & Reiner, Inc.           Midlantic Office Trust, Inc.
11200 Rockville Pike             11200 Rockville Pike
Suite 502                        Suite 502
Rockville, MD 20852              Rockville MD. 20852
Attn: Darryl M. Edelstein, CEO   Attn:  Sidney M. Bresler

WITH A COPY TO:                  WITH A COPY TO:

S. Laurence Shaiman, Esquire     Hunton & Williams
1845 Walnut Street               1900 K Street, N.W.
15th Flr                         Washington, DC 20006
Philadelphia, PA 19103           Attn: John M. Ratino, Esq.
VOICE: (215) 972-0020
FAX: (215) 972-0048

Either party may from time to time by written notice designate a different address to the other party. Counsel to the parties hereto shall have the right to issue any notices as provided for in this Agreement.

14.   ASSIGNMENT.

      Neither party will have the right to assign this Contract; provided, however, that the Purchaser may assign this Contract, to any Affiliate (hereinafter defined) of Purchaser or direct Seller to convey the Property to a designee. Notwithstanding any such assignment, Purchaser shall remain fully liable as a primary obligor for the performance of all Purchaser's obligations hereunder. The term "AFFILIATE" shall mean, with respect to Purchaser, (x) an entity that, directly or indirectly, controls, is controlled by, or is under common control with Purchaser, (y) an entity, the majority of the economic interest of which is owned by Purchaser or (2) an entity in which Purchaser has a direct or indirect economic interest regardless of percentage of the Purchaser's economic interest therein. Any attempted assignment in violation of this Section 14 shall be void and without force or effect.

15.   INTERPRETATION.

         15.1 ENTIRE AGREEMENT. This Contract embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties.

         15.2 GENDER AND NUMBER. Words of any gender used in this Contract will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

         15.3 CAPTIONS. The captions used in connection with the Articles, Sections and Subsections of this Contract are for convenience only and will not be deemed to expand or limit the meaning of the language of this Contract.

         15.4 SUCCESSORS AND ASSIGNS. This Contract will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         15.5 MULTIPLE COUNTERPARTS. This Contract may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument.

         15.6 CONTROLLING LAW. This Contract will be construed under, governed by and enforced in accordance with the laws of the State within which the Property is located without regard to conflict of law principles.

         15.7 EXHIBITS. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

         15.8 NO RULE OF CONSTRUCTION: Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Contract; therefore, this Contract will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Contract.

         15.9 SEVERABILITY. All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract will be interpreted as if such invalid agreement or covenant were not contained herein.

         15.10 CONSTRUCTION OF CERTAIN WORDS. "ANY" will be construed as "any and all." "INCLUDING" will be construed as "including but not limited to."

         15.11 TIME OF ESSENCE. Time is important to both Seller and Purchaser in the performance of this Contract, and both parties have agreed that strict compliance is required as to any date set out in this Contract.

         15.12 BUSINESS DAYS. "BUSINESS DAY" means any day on which business is generally transacted by banks in the State within which the Property is located .. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

16.   CONFIDENTIALITY.

      Purchaser and Seller agree not to record this Contract and further agree to hold all information related to this transaction in strict confidence, and will not disclose same to any person other than directors, officers, employees and agents of each, as well as to consultants, banks or other third parties working with Seller or Purchaser in connection with the transaction ("RELATED PARTIES") who need to know such information for the purpose of consummating this transaction. This prohibition will not be applicable to disclosure of information required by applicable law, rule or regulation but will survive the Closing for a period of six (6) months. Except as provided in this Section 16, prior to Closing, any release to the public of information with respect to the matters set forth in this Contract will be made only in the form approved by Purchaser and Seller and their respective counsel.

17.   IRS REPORTING REQUIREMENTS.

      For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service ("IRS") that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the "IRS REPORTING REQUIREMENTS"), Seller and Purchaser hereby designate and appoint the Title Company to act as the "REPORTING PERSON" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of the Title Company as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Contract for at least four
(4) years following the calendar year of the Closing.

18.   OFFER.

      The submission of a copy of this Contract to the other party shall not constitute an offer from the submitting party to the other party. This Contract shall become effective and binding only upon execution and delivery by both Seller and Purchaser.

19.   SECTION 1031 EXCHANGE.

      Purchaser agrees to reasonably cooperate with Seller if Seller attempts to effect an exchange ("EXCHANGE") under Section 1031 of the Internal Revenue Code of 1986, as amended (the "CODE") in connection with the Seller's sale of the Property provided the following conditions are satisfied: (1) Seller shall pay all costs and expenses (including reasonable attorneys' fees and related expenses) incurred by Purchaser solely because of Seller's attempts to effect an Exchange in connection with Seller's sale of the Property; (2) the Exchange shall not affect the Purchase Price or any other amount payable hereunder by Purchaser, nor shall the exchange change the manner or timing of payment of such sums, nor shall Purchaser have its rights under this Agreement affected or diminished in any manner by the exchange, (3) Seller's obligations hereunder to close the sale of the Property shall not be conditioned or contingent upon Seller successfully effecting an Exchange; and (4) Seller shall indemnify and hold harmless Purchaser from and against any loss, cost, damage or expense (including attorneys' fees and related expenses) incurred by Purchaser as a result of the cooperation of Purchaser with an actual or contemplated Exchange and the foregoing indemnification obligation shall survive the closing of such Exchange. Purchaser shall not be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with Section 1031 of the Code. This Section shall survive the Closing.

20.   LOCAL COUNSEL REVIEW

      The parties agree to cooperate in making such reasonable changes to this Agreement and to the documents required to be delivered hereunder as may be suggested by Purchaser's Pennsylvania counsel for the purpose of complying with Pennsylvania or local law requirements.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Contract has been executed by the Parties hereto.

                                SELLER:

                                B&R INVESTMENTS (PA), L.P.

                                      BY:   B&R PA Manager, LLC, General Partner

                                By: Ft. Washington Manager, Inc., Manager

                                           By:     /s/ DARRYL EDELSTEIN
                                                   -----------------------------
                                           Name:   Darryl Edelstein
                                           Title:  Chief Operating Officer
                                           Date:   July 21, 2005

                                PURCHASER:

                                MIDLANTIC PARTNERSHIP, LP

                                a Delaware limited partnership

                                By:   Midlantic Office Properties, LLC
                                      a Delaware limited liability company
                                      General Partner

                                      By:  /s/ SIDNEY M. BRESLER
                                           -------------------------------------
                                           Sidney M. Bresler
                                           Chief Executive Officer,
                                           President, Secretary and Treasurer
                                           Date: July 21, 2005